PRIVILEGED AND CONFIDENTIAL

Exhibit (d)(10)

AMENDMENT NO. 1 TO EQUITY COMMITMENT LETTER

This AMENDMENT NO. 1 TO EQUITY COMMITMENT LETTER (this “Amendment”), is made and entered into as of May 13, 2025 by and among Beacon Parent Holdings, L.P., a Delaware limited partnership (the “Parent”), SK Capital Partners VI-A, L.P., a Cayman Islands exempted limited partnership, and SK Capital Partners VI-B, L.P., a Cayman Islands exempted limited partnership (collectively, the “SK Investors” and, together with the Parent, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into that certain letter agreement dated as of February 21, 2025 (the “Original Equity Commitment Letter”).

WHEREAS, in accordance with Section 13(e) of the Original Equity Commitment Letter, the Parties intend to amend the Original Equity Commitment Letter as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. AMENDMENT TO SECTION 1. Section 1 of the Original Equity Commitment Letter shall be amended by replacing the phrase “fifteen million five hundred thousand dollars ($15,500,000)” with the phrase “twenty-five million five hundred thousand dollars ($25,500,000).”

2. MISCELLANEOUS.

2.1 Date of Effectiveness; Limited Effect. This Amendment will become effective on the date first written above (the “Effective Date”). Except as expressly provided in this Amendment, all of the terms and provisions of the Original Equity Commitment Letter are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the agreements contained herein will not be construed as an amendment to or waiver of any other provision of the Original Equity Commitment Letter or as a waiver of or consent to any further or future action on the part of any Party that would require the waiver or consent of the other Parties. On and after the Effective Date, each reference in the Original Equity Commitment Letter to “this letter agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Original Equity Commitment Letter as amended by this Amendment.

2.2 Governing Law and Dispute Resolution. The provisions of Section 8 (Governing Law; Jurisdiction; Waiver of Jury Trial) of the Original Equity Commitment Letter shall apply to this Amendment mutatis mutandis.

2.3 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Amendment.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

SK CAPITAL PARTNERS VI-A, L.P.

By: SK Capital Investment VI, L.P.
Its: General Partner

By:	SK Capital Investment VI, Ltd.
Its: General Partner

By:	/s/ Jerome Truzzolino
Name:	Jerome Truzzolino
Title:	Authorized Signatory

SK CAPITAL PARTNERS VI-B, L.P.

By: SK Capital Investment VI, L.P.
Its: General Partner

By: SK Capital Investment VI, Ltd.
Its: General Partner

By:	/s/ Jerome Truzzolino
Name:	Jerome Truzzolino
Title:	Authorized Signatory

BEACON PARENT HOLDINGS, L.P.

By: Beacon General Partner, LLC
Its: General Partner

By:	/s/ Joe Bress
Name:	Joe Bress
Title:	President & Chief Executive Officer